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                                                                    EXHIBIT 4.04



                          PIPER JAFFRAY COMPANIES INC.
                             1993 OMNIBUS STOCK PLAN


                      NON-STATUTORY STOCK OPTION AGREEMENT
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Full Name of Optionee:
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No. of Shares Covered:                 Date of Grant:

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Exercise Price Per Share: $            Expiration Date:

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Exercise Schedule:





                                       No. of Shares
                                       As to Which Option
                   Date                Becomes Exercisable
                   ----                -------------------





This is a Non-statutory Stock Option Agreement ("Agreement") between Piper Jaffray Companies Inc., a Delaware corporation (the "Company"), and the optionee identified above (the "Optionee") effective as of the date of grant specified above.

                                    RECITALS
                                    --------

     WHEREAS, the Company maintains the Piper Jaffray Companies Inc. 1993 Omnibus Stock Plan ("Plan"); and

     WHEREAS, the Company has appointed a committee (the "Committee") with the authority to determine the awards to be granted under the Plan; and

     WHEREAS, the Committee has determined that the Optionee is eligible to receive an award under the Plan in the form of a non-statutory stock option (the "Option") and has set the terms and conditions thereof.

     NOW, THEREFORE, the Company hereby grants this Option to the Optionee under the terms and conditions set by the Committee as follows.



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                              TERMS AND CONDITIONS*
                               -------------------

1. GRANT. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement.

2. EXERCISE PRICE. The price to the Optionee of each Share subject to this Option shall be the exercise price specified at the beginning of this Agreement.

3. NON-STATUTORY STOCK OPTION. This Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

4. EXERCISE SCHEDULE. If this Option has not expired prior thereto, it may be exercised as to the number of Shares and on the dates specified in the exercise schedule at the beginning of this Agreement. The exercise schedule is cumulative -- that is, if this Option has not expired prior thereto, the Optionee may at any time purchase all or any portion of the Shares then available under the exercise schedule to the extent not previously purchased.

     This Option may be exercised in full (notwithstanding the exercise schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5. EXPIRATION. This Option shall expire at 4:00 p.m. Central Standard Time on the earliest of:

     (a)  The expiration date specified at the beginning of this Agreement;

     (b) The last day of the period following the termination of employment of the Optionee during which this Option can be exercised (as specified in Section 7 of this Agreement); or

     (c) The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

     In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6.   PROCEDURE TO EXERCISE OPTION.

     NOTICE OF EXERCISE. This Option may be exercised by delivering written notice of exercise to the Company in the form attached to this Agreement. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising this

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*    Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.


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     Option.  If the person exercising this Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise this Option.

     TENDER OF PAYMENT. Any notice of exercise hereunder shall be accompanied by either:

     (a) Payment (by check, bank draft or money order payable to the Company) of the full purchase price of the Shares being purchased; or

     (b) Certificates for unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the full purchase price of the Shares being purchased (the Optionee shall duly endorse all such certificates in blank and shall represent and warrant in writing that he/she is the owner of the Shares so delivered free and clear of all liens, security interests and other restrictions or encumbrances); or

     (c)  A combination of cash and such unencumbered Shares.

     Notwithstanding the above, if the Optionee is then employed with the Company or an Affiliate, he/she may exercise this Option in full or in part, simultaneously sell the Shares thereby acquired, and use the proceeds of the sale as payment of the exercise price.

     DELIVERY OF CERTIFICATES. As soon as practicable after the Company receives the notice and purchase price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any State law, rule or regulation as the Company shall determine to be necessary or desirable.

7. EMPLOYMENT REQUIREMENT. This Option may be exercised only while the Optionee remains employed with the Company or an Affiliate, and only if the Optionee has been continuously so employed since the date of this Agreement; PROVIDED THAT:

     (a) The Optionee may exercise this Option during the three month period following termination of employment, but only to the extent that it was exercisable immediately prior to termination of employment (I.E., he/she shall not progress on the exercise schedule).

     (b) If the Optionee becomes totally and permanently disabled (within the meaning of Code section 22(e)(3)) while employed with the Company or an Affiliate, he/she may exercise this Option within one year after his/her termination of employment.



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     (c)  If the Optionee dies while employed with the Company or an Affiliate
          (or during the three month period following termination of employment), the legal representative of his/her estate, or the person who has acquired the right by bequest or inheritance, may exercise this Option within one year after the Optionee dies.

     (d) If the Optionee's employment terminates after a declaration made pursuant to Section 8 of this Agreement, he/she may exercise the Option at any time permitted by such declaration.

     Notwithstanding the above, this Option may not be exercised after it has expired.

8.   ACCELERATION OF OPTION.

     DISABILITY. This Option may be exercised in full (notwithstanding the exercise schedule) if the Optionee becomes totally and permanently disabled (as defined in Code section 22(e)(3)) while employed with the Company or an Affiliate.

     DEATH. This Option may be exercised in full (notwithstanding the exercise schedule) if the Optionee dies while employed with the Company or an Affiliate.

     FUNDAMENTAL CHANGE. At least thirty days prior to a Fundamental Change, the Committee shall declare, and provide written notice to the Optionee of the declaration, that this Option shall be cancelled at the time of, or immediately prior to the occurrence of, the Fundamental Change (unless it is exercised prior to the Fundamental Change) in exchange for payment to the Optionee, within ten days after the Fundamental Change, of cash equal to the amount, for each Share covered by the cancelled Option, by which the event proceeds per share (as defined below) exceed the exercise price per Share covered by this Option. This Option may be exercised in full (notwithstanding the exercise schedule) at any time after such declaration and prior to the time of cancellation of this Option. This Option, to the extent it has not been exercised prior to the Fundamental Change, shall be cancelled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration, and this Agreement shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this paragraph.

     In the case of a Fundamental Change that consists of the merger or consolidation of the Company with or into any other corporation, the Committee, in lieu of the declaration above, may make appropriate provision for the protection of this Option by the substitution, in lieu of this Option, of an option to purchase appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation (the "survivor's stock"), or, alternatively, by the delivery of a number of shares of the survivor's stock which has a Fair Market Value as of the effective date of such merger or consolidation equal to the product of (A) the excess of (x) the event proceeds per share covered by the


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     Option as of such effective date, over (y) the Option exercise price per
     Share, times (B) the number of Shares covered by this Option.

     For purposes of the preceding paragraphs, the "event proceeds per share" is the cash plus the value (as determined by the Committee) of the non-cash consideration to be received per Share by the stockholders of the Company upon the occurrence of the Fundamental Change.

9. LIMITATION ON TRANSFER. While the Optionee is alive, only the Optionee or his/her guardian or legal representative may exercise this Option. This Option may not be assigned or transferred other than by will or the laws of descent and distribution, and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, shall be null and void.

10. NO STOCKHOLDER RIGHTS BEFORE EXERCISE. No person shall have any of the rights of a stockholder of the Company with respect to any Share subject to this Option until the Share actually is issued to him/her upon exercise of this Option.

11. DISCRETIONARY ADJUSTMENT. The Committee may in its sole discretion make appropriate adjustments in the number of Shares subject to this Option and in the purchase price per Share to give effect to any adjustments made in the number of outstanding Shares through a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other relevant change; PROVIDED THAT, fractional Shares shall be rounded to the nearest whole Share.

12.  TAX WITHHOLDING.

     GENERAL RULE. If the Company or an Affiliate is required to withhold federal, state or local income taxes, or social security or other taxes, upon the exercise of this Option, the person exercising this Option shall, upon exercise and demand by the Company or Affiliate, promptly pay in cash such amount as is necessary to satisfy such requirement; PROVIDED THAT, in lieu of all or any part of such cash payment, the Committee may (but shall not be required to) allow the person exercising this Option to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the full federal, state and local income tax obligation of such person with respect to income arising from the exercise of this Option, through a reduction of the number of Shares delivered or through a subsequent return to the Company of Shares delivered.

     SPECIAL RULE FOR INSIDERS. If the Optionee is subject to the reporting requirements of Section 16 of the Exchange Act, he/she may make an election under this section to reduce the number of Shares delivered only (i) during the period beginning on the third business day following the date of public release of the Company's quarterly or annual financial statement and ending on the twelfth business day following such date of public


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     release, or (ii) at least six months prior to the date as of which the amount of tax to be withheld is determined; PROVIDED THAT, an election may not be made within six months of the date of grant of this Option unless the Optionee dies or becomes disabled during such six-month period.

     COMMITTEE APPROVAL; REVOCATION. The Committee may approve an election under this section to reduce the number of Shares delivered in advance, but the approval is subject to revocation by the Committee at any time. Once such an election is made by the person exercising this Option, he/she may not revoke it.

     EXCEPTION. Notwithstanding the foregoing, the Optionee who tenders previously owned Shares to the Company in payment of the purchase price of Shares in connection with an option exercise may also tender previously owned Shares to the Company in satisfaction of any tax withholding obligations in connection with such option exercise without regard to the specified time periods set forth above for insiders.

13. INTERPRETATION OF THIS AGREEMENT. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

14. DISCONTINUANCE OF EMPLOYMENT. This Agreement shall not give the Optionee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Optionee may terminate his/her employment and otherwise deal with the Optionee without regard to the effect it may have upon him/her under this Agreement.

15. OBLIGATION TO RESERVE SUFFICIENT SHARES. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

16. BINDING EFFECT. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

17. CHOICE OF LAW. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).




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     IN WITNESS WHEREOF, the Optionee and the Company have executed this
Agreement as of the _____ day of _____________________, 199__.


                                   OPTIONEE



                                   _____________________________________________
                                   Optionee



                                    PIPER JAFFRAY COMPANIES INC.



                                    By__________________________________________
                                     Its_______________________________________








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